CERTIFICATIONS

I, Daniel Vitt, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025 of Immunic, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	[Omitted];

4.	[Omitted]; and

5.	[Omitted].

Date: April 22, 2026	By:	/s/ Daniel Vitt
Daniel Vitt
Chief Executive Officer
(Principal Executive Officer)